SECURITIES AND EXCHANGE COMMISSION



                             Washington, D.C.  20549



                                    FORM 8-K/A


                                   CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



                                   November 3, 1997




                                   Mallinckrodt Inc.
               (Exact name of registrant as specified in its charter)




            New York                1-483            36-1263901
  (State or other jurisdiction   (Commission     (I.R.S. Employer
   of incorporation)              File Number)    Identification No.)



 7733 Forsyth Boulevard, St. Louis, MO                    63105-1820
(Address of principal executive offices)                  (ZIP Code)


Registrant's telephone number,                         (314) 854-5200
    including area code

Items 1 - 6  Not Applicable

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

     This amendment provides the pro forma financial information pursuant to Article 11 of Regulation S-X for the period ended June 30, 1997, which was not included in the Company's Form 8-K filed on September 5, 1997, since the information for the period was not determinable at such time.

                             Mallinckrodt Inc.
   Unaudited Pro Forma Condensed Consolidated Financial Statements


     On August 28, 1997, Mallinckrodt Inc. (Mallinckrodt) acquired Nellcor Puritan Bennett Incorporated (Nellcor) through an agreement to purchase for cash all the outstanding shares of common stock of Nellcor for $28.50 per share. The aggregate purchase price of the Nellcor acquisition was approximately $1.9 billion.

     The acquisition was accounted for using the purchase method of accounting. Allocations of the purchase price have been determined based upon preliminary estimates of fair value, and therefore, are subject to change. Adjustments, which could be significant, will be made during the allocation period based upon a detailed review of the fair value of assets and liabilities acquired. In addition, the integration of Nellcor into Mallinckrodt will result in additional liabilities being recorded as part of the acquisition accounting.
The following Unaudited Pro Forma Condensed Consolidated Financial Statements are based upon the historical financial statements of Mallinckrodt and Nellcor, and have been prepared under the assumptions set forth in the accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements. The Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended June 30, 1997 has been prepared as if the purchase transaction and the related financing had occurred at the beginning of fiscal 1997. The Unaudited Pro Forma Condensed Consolidated Balance Sheet as of June 30, 1997 has been prepared as if the purchase had occurred at that date. The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable.

     The Unaudited Pro Forma Condensed Consolidated Financial Statements do not purport to represent what Mallinckrodt's financial position or the results of operation would have been if consummation of the acquisition had occurred on the dates indicated or which may be achieved in the future. Management is currently developing a detailed integration plan. Anticipated cost savings and related liabilities from the integration of the two companies have not been reflected in this presentation.

     The Unaudited Pro Forma Condensed Consolidated Financial
Statements should be read in conjunction with the historical financial statements and accompanying notes for Mallinckrodt and Nellcor.

                             Mallinckrodt Inc.
 Unaudited Pro Forma Condensed Consolidated Statement of Operations
                         Year Ended June 30, 1997

(In millions, except share and per share amounts)


                                                         Pro Forma
                             Mallinckrodt    Nellcor   Adjustments   Combined
                             ------------    -------   -----------   --------

Net sales...................    $1,861.2      $778.6                 $2,639.8
Operating costs and
 expenses:
  Cost of goods sold........     1,017.6       410.8    $ (1.1) (A)   1,427.3
  Selling, administrative
   and general expenses.....       428.7       219.6      52.0  (A)     700.3
  Research and development
   expenses.................       108.0        57.4            (A)     165.4
  Restructuring charges.....                     9.7                      9.7
  Merger and related costs..                    21.7                     21.7
  Other operating (income)
   expense, net.............        (7.2)                                (7.2)
                                ---------    --------   --------     ---------
Total operating costs and
 expenses...................    1,547.1        719.2      50.9        2,317.2
                               ---------     --------   --------     ---------

Operating earnings..........      314.1         59.4     (50.9)         322.6
Interest income and other
 nonoperating income
 (expense), net.............       22.0          1.3     (22.0) (B)       1.3
Interest expense............      (48.1)        (1.1)    (69.0) (C)    (118.2)
                               ---------     --------   --------     ---------

Earnings from continuing
 operations before
 income taxes...............      288.0         59.6    (141.9)         205.7
Income tax provision........      102.3         20.8     (43.6) (D)      79.5
                               ---------     --------  --------      ---------
Earnings from continuing
 operations.................      185.7         38.8     (98.3)         126.2
Discontinued operations.....        4.4                   (4.4) (E)
                               ---------     --------   --------     ---------

Net earnings................      190.1         38.8    (102.7)         126.2
Preferred stock dividends...        (.4)                                  (.4)
                               ---------     --------  --------      ---------

Available for common
 shareholders...............   $  189.7      $  38.8   $(102.7)      $  125.8
                               =========     ========  ========      =========

Earnings per common share
Net earnings................    $  2.53                              $   1.68
                                =========                             =========
Shares used to compute
 earnings per share (F).....  75,060,227                           75,060,227
                              ===========                          ===========


(The accompanying Notes are an integral part of the Unaudited Pro
Forma Condensed Consolidated Financial Statements.)

                             Mallinckrodt Inc.
                       Notes to Unaudited Pro Forma
             Condensed Consolidated Statement of Operations
                              Year Ended June 30, 1997



(A) Intangible and goodwill amortization expense related to the acquisition, less amortization expense previously recorded by Nellcor. Intangibles and goodwill are amortized on a straight-line basis over 10 to 30 years (weighted average life of 22 years). The amortization expense is based on preliminary allocation and further adjustments, which may be significant and will include integration accruals, are expected during the allocation period.

     The $75.4 million step-up of Nellcor's inventory to fair value at date of acquisition and the $398.3 million purchased in-process research and development are not reflected in this Unaudited Pro Forma Condensed Consolidated Statement of Operations. These amounts will be charged to operations during fiscal 1998.

(B) Elimination of Mallinckrodt fiscal 1997 domestic interest income related to cash on hand used to pay for a portion of the acquisition, plus $0.8 million amortization of debt issuance cost.

(C) Interest at 6.0 percent on the borrowing to complete the acquisition. The interest rate is based on the London Interbank Offered Rate plus a margin dependent upon the Company's senior debt ratings.

(D) Income taxes have been provided for the adjustments referred to in (A), (B) and (C). The effective tax rate is adversely impacted by goodwill amortization expense which is not tax effected.

(E) Discontinued operations primarily relate to the sale of businesses and their results of operations that are eliminated in this statement.

(F) Earnings per common share amounts were computed based upon the weighted average number of Mallinckrodt common and common equivalent shares outstanding during the period.

                             Mallinckrodt Inc.
      Unaudited Pro Forma Condensed Consolidated Balance Sheet
                               June 30, 1997

(In millions)


                                                       Pro Forma
Assets                      Mallinckrodt    Nellcor   Adjustments    Combined
                            ------------    -------   -----------    ---------

Current assets:
  Cash and cash equivalents..   $  808.5     $ 43.3    $ (751.6)(A)  $  100.2
  Trade receivables..........      356.0      193.2                     549.2
  Inventories................      315.9      168.1        75.4 (B)     559.4
  Deferred income taxes......       36.8       20.0                      56.8
  Other current assets.......       99.6       20.9                     120.5
                                ---------    -------   ---------     ---------
Total current assets.........    1,616.8      445.5      (676.2)      1,386.1
Investments and long-term
 receivables.................      126.0                                126.0
Property, plant and
 equipment, net..............      827.9      151.2        10.7 (B)     989.8
Intangible and other assets..      416.2       60.2     1,570.8 (C)   2,047.2
Deferred income taxes........         .8       16.1                      16.9
                                ---------    -------   ---------     ---------
Total assets.................   $2,987.7     $673.0    $  905.3      $4,566.0
                                =========    =======   =========     =========



Liabilities and Shareholders' Equity
Current liabilities:
  Short-term debt.............  $   11.7     $ 27.2    $1,150.0 (A)  $1,188.9
  Accounts payable............     169.3       53.0                     222.3
  Accrued liabilities.........     396.1       89.8                     485.9
  Income taxes payable........      76.4                                 76.4
  Deferred income taxes.......        .2                   28.7 (D)      28.9
                                ---------    -------   ---------     ---------
Total current liabilities.....     653.7      170.0     1,178.7       2,002.4
Long-term debt, less current
 maturities...................     545.2        6.0                     551.2
Deferred income taxes.........     248.7                  206.0 (D)     454.7
Postretirement benefits.......     161.9                                161.9
Other noncurrent liabilities
 and deferred credits.........     127.0       17.6                     144.6
                                ---------    -------   ---------      --------
Total liabilities.............   1,736.5      193.6     1,384.7       3,314.8
                                ---------    -------   ---------      --------
Shareholders' equity:
  4 Percent cumulative
   preferred stock............      11.0                                 11.0
  Common stock................      87.1          .1        (.1) (E)     87.1
  Capital in excess of
   par value..................     305.9       255.4     (255.4) (E)    305.9
  Reinvested earnings.........   1,292.6       282.2     (282.2) (E)  1,292.6
  Foreign currency
   translation................     (49.9)         .2        (.2) (E)    (49.9)
  Treasury stock, at cost.....    (395.5)      (58.5)      58.5  (E)   (395.5)
                                ---------    --------  ---------     ---------
Total shareholders' equity....   1,251.2       479.4     (479.4)      1,251.2
                                ---------    --------  ---------     ---------
Total liabilities and
 shareholders' equity.........  $2,987.7     $ 673.0   $  905.3      $4,566.0
                                =========    ========  =========     =========


(The accompanying Notes are an integral part of the Unaudited Pro
Forma Condensed Consolidated Financial Statements.)

                             Mallinckrodt Inc.
                      Notes to Unaudited Pro Forma
                   Condensed Consolidated Balance Sheet
                              June 30, 1997


(A) Cash on hand was used to pay for a portion of the acquisition and the remaining funds required were obtained through additional borrowing. The Company entered into a $2.0 billion credit facility consisting of a $400 million two-year term loan and a $1.6 billion five-year revolving credit facility.

(B) Step-up of Nellcor's tangible assets to fair value at date of acquisition.

(C) Intangible assets and goodwill related to the acquisition were $1,604.3 million, less $33.5 million of intangibles and goodwill previously recorded by Nellcor. The identifiable intangible assets directly related to the acquisition are $925.4 million and include in-process research and development, core and developed technology, trademarks, trade names and the assembled work force. The residual balance of $678.9 million is goodwill.

     The goodwill balance is subject to adjustment during the allocation period based upon a detailed review of the fair value of assets and liabilities acquired and completion of the integration plan, which will result in additional liabilities being recorded as part of the acquisition accounting.

     The purchased in-process research and development of $398.3 million represents the value of medical devices still in the development stage and not considered to have reached technical feasibility. This in-process research and development is reported as an asset on the balance sheet for this pro forma financial statement presentation only. This balance will be charged to operations during the first quarter of fiscal 1998.

(D) Current and noncurrent deferred income tax liabilities were established in conjunction with the inventory, property, plant and equipment, and intangible assets recorded at date of acquisition. See (B) and (C) above for additional information.

(E) Shareholders' equity adjustments are the elimination of the Nellcor equity balances at acquisition.

                              SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunder duly authorized.

Dated:  November 3, 1997


Mallinckrodt Inc.



ROGER A. KELLER
Vice President, Secretary
and General Counsel